CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” for the Neuberger Berman Government Money Fund (one of the series of Neuberger Berman Income Funds, formerly known as Lehman Brothers Income Funds) Investor Class Shares Prospectus, and “Independent Registered Public Accounting Firms” and “Financial Statements” in the Neuberger Berman Income Funds’ Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 74 to the Registration Statement (Form N-1A, No. 002-85229) of our report dated May 13, 2009, on the financial statements and financial highlights of Neuberger Berman Government Money Fund, included in the March 31, 2009 Annual Report to Shareholders of Neuberger Berman Money Market Funds.

Boston, Massachusetts

July 29, 2009